Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CONCENTRA GROUP HOLDINGS PARENT, INC.

The present name of the corporation is Concentra Group Holdings Parent Inc. (the “Corporation”). The Corporation was incorporated under the name “Concentra Group Holdings Parent, Inc.” by the filing of its initial certificate of incorporation with the Secretary of State of the State of Delaware on March 4, 2024. This amended and restated certificate of incorporation (this “Certificate of Incorporation”), duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), is hereby amended and restated in its entirety to read as follows:

FIRST: Name. The name of the Corporation is “Concentra Group Holdings Parent, Inc.”

SECOND: Registered Office. The registered office of the Corporation is located at 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The registered agent at this address is The Corporation Trust Company.

THIRD: Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as amended from time to time.

FOURTH: Capitalization. The total number of shares of capital stock that the Corporation is authorized to issue is 770,000,000 shares, consisting of 70,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”) and 700,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”).

The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of the capital stock of the Corporation:

A. PREFERRED STOCK.

(a) General. The board of directors of the Corporation (each a “Director,” and collectively the “Board”) is hereby expressly authorized, by resolution or resolutions, to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable provisions of the DGCL (a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, with such designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board (as such resolutions may be amended by a resolution or resolutions subsequently adopted by the Board), and as are not stated and expressed in this Certificate of Incorporation including, but not limited to, determination of any of the following: (i) the distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding and except where otherwise provided in the applicable Preferred Stock Certificate of Designation) from time to time by action of the Board;

(ii) the dividend rate and the times of payment of dividends, if any, on the shares of the series, whether such dividends will be cumulative, and if so, from what date or dates, and the relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of stock;

(iii) the price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

(iv) whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(v) whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(vi) the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(vii) whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class of stock in any respect, or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class of stock, restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class of stock ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

(viii) whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and

(ix) any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

(b) Dividends. Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board, out of funds legally available for the payment thereof, dividends at the rates fixed by the Board for the respective series, and no more, before any dividends shall be declared and paid, or set apart for payment, on Common Stock with respect to the same dividend period.

(c) Liquidation. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Preferred Stock shall be entitled to receive the amount fixed for such series plus, in the case of any series on which dividends will have been determined by the Board to be cumulative, an amount equal to all dividends accumulated and unpaid thereon to the date of final distribution whether or not earned or declared before any distribution shall be paid, or set aside for payment, to holders of Common Stock. If the assets of the Corporation are not sufficient to pay such amounts in full, holders of Preferred Stock shall participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order or priority, if any, as will have been fixed in the resolution or resolutions providing for the issue of Preferred Stock. Neither a merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or part of its assets, will be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph, except to the extent specifically provided for herein.

(d) Redemption. At the option of the Board, the Corporation may redeem all or part of the Preferred Stock on the terms and conditions fixed in the applicable Preferred Stock Certificate of Designation for such series.

(e) Voting. Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board in the applicable Preferred Stock Certificate of Designation as to the shares of any series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of stockholder meetings.

B. COMMON STOCK.

The Common Stock shall be subject to the express terms of any series of Preferred Stock.

(a) Dividends. Subject to any other provisions of this Certificate of Incorporation, and to the rights of holders of Preferred Stock then outstanding, if any, holders of Common Stock shall be entitled to receive ratably on a per share basis such dividends and other distributions in cash, stock or property of the Corporation as may be declared by the Board from time to time out of the assets or funds of the Corporation legally available therefor.

(b) Liquidation. Subject to the preferential rights of holders of Preferred Stock described herein, in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock shall be entitled to receive on a pro rata basis any of the remaining assets of the Corporation available for distribution to such stockholders.

(c) Voting. Except as may be provided by the DGCL, this Certificate of Incorporation or in a Preferred Stock Certificate of Designation, if any, the holders of Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes provided by law. No stockholder of the Corporation shall be entitled to exercise any right of cumulative voting.

FIFTH: Preemptive and Preferential Rights. No stockholder of the Corporation shall have any preemptive or preferential right, nor be entitled to such as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of the Corporation of any class or series, whether issued for money or for consideration other than money, or of any issue of securities convertible into stock of the Corporation.

SIXTH: Stockholder Actions. Subject to the rights of the holders of any series of Preferred Stock then outstanding, for so long as Select Beneficially Owns (each defined below) at least a majority of the voting power of all then-outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted. If Select no longer Beneficially Owns at least a majority of the voting power of all then-outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any written consent of the stockholders of the Corporation that is not effected at such a meeting.

As used in this Certificate of Incorporation, (i) “Select” shall mean Select Medical Holdings Corporation, a Delaware corporation, any and all successors to Select by way of merger, consolidation or sale of all or substantially all of its assets or equity, and any and all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (A) in which Select owns, directly or indirectly, more than 50% of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (B) of which Select otherwise directly or indirectly controls or directs the policies or operations or (C) that would be considered subsidiaries of Select within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act of 1933, as amended (the “Securities Act”), now or hereafter existing; provided, however, that the term “Select” shall not include the Corporation or any entities (x) in which the Corporation owns, directly or indirectly, more than 50% of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (y) of which the Corporation otherwise directly or indirectly controls or directs the policies or operations or (z) that would be considered subsidiaries of the Corporation within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act now or hereafter existing (such entities described in clauses (x), (y) and (z), the “Affiliated Companies”) and (ii) the term “Beneficially Own” shall have the meaning set forth in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

SEVENTH: Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation (the “Bylaws”) without the assent or vote of the stockholders of the Corporation. The stockholders may, at any annual or special stockholder meeting, duly called and upon proper notice thereof, make, alter, amend or repeal the Bylaws by the affirmative vote by the holders of not less than 66⅔% of the shares of stock entitled to vote generally in the election of Directors.

EIGHTH: Board of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. The number of Directors shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board or the stockholders. The election of Directors need not be by written ballot unless the Bylaws specify otherwise.

Subject to the rights, if any, of Preferred Stock then outstanding, the Board shall be divided into three classes, designated as Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal in number as possible. Each Director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the Director was elected; provided, however, that each initial Director in Class I shall hold office until the annual meeting of stockholders in 2025; each initial Director in Class II shall hold office until the annual meeting of stockholders in 2026; and each initial Director in Class III shall hold office until the annual meeting of stockholders in 2027. Notwithstanding the foregoing provisions of this paragraph, each Director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal from office.

In the event of any increase or decrease in the authorized number of Directors, (a) each Director then serving as such shall nevertheless continue as a Director of the class of which he is a member until the expiration of his or her current term, or his or her earlier death, resignation or removal from office and (b) the newly created or eliminated directorship resulting from such increase or decrease shall be apportioned by the Board among the classes of Directors so as to maintain such classes as nearly equal as possible.

NINTH: Board Authority. The Board is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities of the Corporation or any other corporation. The times at which and the terms upon which such rights are to be issued shall be determined by the Board and set forth in the contracts or instruments that evidence such rights. The authority of the Board with respect to such rights shall include, but not be limited to, determination of the following:

(a) The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights.

(b) Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or securities of the Corporation.

(c) Provisions which adjust the number or exercise price of such rights, or amount or nature of the stock or other securities or property receivable upon exercise of such rights, in the event of a combination, split or recapitalization of any stock of the Corporation, a change in ownership of the Corporation’s stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereof of the obligations of the Corporation under such rights.

(d) Provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void.

(e) Provisions which permit the Corporation to redeem such rights.

(f) The appointment of a rights agent with respect to such rights.

TENTH: Indemnification. The corporation shall indemnify each of the Corporation’s Directors and officers in each and every situation where, under Section 145 of the DGCL, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification. The corporation may, in the sole discretion of the Board, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board deems advisable, as permitted by Section 145. The corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or an officer, provided, however, that the foregoing shall not eliminate or limit the liability (i) of a Director or an officer for any breach of the Director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) of a Director or an officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a Director under Section 174 of the DGCL, (iv) of a Director or an officer for any transaction from which the Director or officer derived an improper personal benefit or (v) of an officer in any action by or in the right of the Corporation. If the DGCL is subsequently amended to further eliminate or limit the liability of a Director or an officer, then a Director or an officer of the Corporation, in addition to the circumstances in which a Director or an officer is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DGCL. For purposes of this ARTICLE TENTH, “fiduciary duty as a Director or an officer” shall include any fiduciary duty arising out of serving at the Corporation’s request as a director or an officer of another corporation, partnership, joint venture or other enterprise, and “personal liability to the Corporation or its stockholders” shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

Neither any amendment nor repeal of this ARTICLE TENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE TENTH, shall eliminate or reduce the effect of this ARTICLE TENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this repeal or adoption of an inconsistent provision.

ELEVENTH: Advance Notice. Advance notice of new business and stockholder nominations for the election of Directors shall be given in the manner and to the extent provided in the Bylaws.

TWELFTH:

(a) Certain Relationships and Transactions. In recognition and anticipation that (i) the Corporation will not be a wholly owned subsidiary of Select and that Select may continue to be a significant stockholder of the Corporation, (ii) directors, officers or employees of Select may serve as directors, officers or employees of the Corporation, (iii) Select may engage in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (iv) Select may have an interest in the same areas of corporate opportunity as the Corporation and the Affiliated Companies and (v) as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and obligations of the Corporation and of Select, and the duties of any directors, officers or employees of the Corporation who are also directors, officers or employees of Select, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Corporation and the Affiliated Companies, on the one hand, and Select, on the other hand, the sections of this ARTICLE TWELTH shall, to the fullest extent permitted by applicable law, regulate and define the conduct of certain of the business and affairs of the Corporation in relation to Select and the conduct of certain affairs of the Corporation as they may involve Select and its directors, officers or employees, and the power, rights, duties and liabilities of the Corporation and its directors, officers, employees and stockholders in connection therewith.

(b) Certain Agreements and Transactions Permitted. The Corporation may from time to time enter into and perform, and cause or permit any Affiliated Company to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with Select pursuant to which the Corporation or an Affiliated Company, on the one hand, and Select, on the other hand, agree to engage in transactions of any kind or nature with each other or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate, and to cause their respective directors, officers or employees (including any who are directors, officers or employees of both) to allocate, opportunities between them or to refer opportunities to each other. Subject to Section (d) of this ARTICLE TWELFTH, no such agreement, or the performance thereof by the Corporation or any Affiliated Company, or Select, shall, to the fullest extent permitted by applicable law, be considered contrary to any fiduciary duty that any director, officer or employee of the Corporation or any Affiliated Company who is also a director, officer or employee of Select may owe or be alleged to owe to Select or any such Affiliated Company, or to any stockholder thereof, or any legal duty or obligation Select may be alleged to owe on any basis, notwithstanding the provisions of this Certificate of Incorporation stipulating to the contrary. Subject to Section (d) of this ARTICLE TWELFTH, to the fullest extent permitted by applicable law, no director, officer or employee of the Corporation who is also a director, officer or employee of Select shall have or be under any fiduciary duty to the Corporation or any Affiliated Company to refer any corporate opportunity to the Corporation or any Affiliated Company or to refrain from acting on behalf of the Corporation or any Affiliated Company or of Select in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

(c) Authorized Business Activities. Without limiting the other provisions of this ARTICLE TWELFTH, Select shall have no duty to communicate information regarding a corporate opportunity to the Corporation or to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation or any Affiliated Company, (ii) doing business with any client, customer or vendor of the Corporation or any Affiliated Company or (iii) employing or otherwise engaging any director, officer or employee of the Corporation or any Affiliated Company. To the fullest extent permitted by applicable law, except as provided in Section (d) of this ARTICLE TWELFTH, no officer, director or employee of the Corporation or any Affiliated Company who is also a director, officer or employee of Select shall be deemed to have breached their fiduciary duties, if any, to the Corporation or any Affiliated Company solely by reason of Select’s engaging in any such activity.

(d) Corporate Opportunities. Except as otherwise agreed in writing between the Corporation and Select, in the event that a director, officer or employee of the Corporation or an Affiliated Company who is also a director, officer or employee of Select acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation or an Affiliated Company, on the one hand, and Select, on the other hand, (i) such director, officer or employee shall have no duty to communicate or present such opportunity to the Corporation or any Affiliated Company and shall, to the fullest extent permitted by applicable law, not be liable to the Corporation, any Affiliated Company or any of their respective stockholders for breach of fiduciary duty as a director, officer or employee of the Corporation or any Affiliated Company (or have been deemed to have failed to act in good faith or in the best interests of the Corporation or any Affiliated Company) by reason of the fact that such director, officer or employee directs such opportunity to Select or otherwise does not present such opportunity to the Corporation or an Affiliated Company or Select pursues or acquires such opportunity for itself, directs such opportunity to another person or does not otherwise present such opportunity to the Corporation or an Affiliated Company and (ii) the Corporation, on behalf of itself and the Affiliated Companies and to the fullest extent permitted by applicable law, renounces any interest or expectancy in such opportunity and waives any claim that such opportunity constituted a corporate opportunity that should be presented to the Corporation, in each of cases (i) and (ii), so long as such opportunity was not expressly offered to such person solely in their capacity as a director or officer of the Corporation.

The action of any director, officer or employee of Select, the Corporation or any Affiliated Company taken in accordance with, or in reliance upon, the foregoing provisions of this Section (d) of this ARTICLE TWELFTH in entering into or performing any agreement, transaction or arrangement is deemed and presumed to be fair to the Corporation.

(e) Delineation of Indirect Interests. To the fullest extent permitted by applicable law, no director, officer or employee of the Corporation or any Affiliated Company shall be deemed to have an indirect interest in any matter, transaction or corporate opportunity that may be received or exploited by, or allocated to, Select, merely by virtue of being a director, officer or employee of Select, unless such director, officer or employee’s role with Select involves direct responsibility for such matter, in their role with Select, such director, officer or employee exercises supervision over such matter, or the compensation of such director, officer or employee is materially affected by such matter. Such director, officer or employee’s compensation shall not be deemed to be materially affected by such matter if it is only affected by virtue of its effect on the value of Select capital stock generally or on Select’s results or performance on an enterprise-wide basis.

(f) Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE TWELFTH, the Corporation renounces any interest or expectancy of the Corporation or any of the Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity pursued by or at the direction of Select or any director, officer or employee of Select that (i) is not in the line of the Corporation’s business, (ii) the Corporation is not financially able, contractually permitted or legally able to undertake or (iii) is not of practical advantage to the Corporation.

(g) Notice and Consent. To the fullest extent permitted by applicable law, any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE TWELFTH.

(h) No Expansion of Duties. Nothing in this ARTICLE TWELFTH creates or is intended to create any fiduciary duty on the part of Select, the Corporation, any Affiliated Company, or any stockholder, director, officer or employee of any of them, that does not otherwise exist under applicable law, and nothing in this ARTICLE TWELFTH expands any such duty of any such person that may now or hereafter exist under applicable law.

(i) Termination. The foregoing provisions of this ARTICLE TWELFTH shall terminate, expire and have no further force and effect on the first date that (x) Select ceases to Beneficially Own any shares of capital stock of the Corporation and (y) no person who is a director, officer or employee of Select is also serving as a director or officer of the Corporation. No amendment, repeal, modification, termination or expiration of this ARTICLE TWELFTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE TWELFTH, shall eliminate or reduce the effect of this ARTICLE TWELFTH in respect of any matter occurring prior to such amendment, repeal, modification, termination or adoption.

THIRTEENTH: Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by the DGCL and other applicable laws.

FOURTEENTH: Amendments. The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation or any amendment thereof from time to time and at any time in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation, Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, TENTH, ELEVENTH, TWELFTH, THIRTEENTH, and FOURTEENTH shall not be amended, altered or repealed without the affirmative vote of the holders of not less than 66⅔% of the then outstanding stock of the Corporation entitled to vote generally in the election of Directors.

IN WITNESS WHEREOF, Concentra Group Holdings Parent, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 26 day of July, 2024.

CONCENTRA GROUP HOLDINGS PARENT, INC.,

By:	/s/ Michael E. Tarvin
	Name:	Michael E. Tarvin
	Title:	Executive Vice President and Secretary

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